Exhibit 99.1

Sitio Royalties REPORTS Second QUARTER 2024 OPERATIONAL AND FINANCIAL RESULTS

record high average Daily production volume of 39,231 boe/d (50% oil)

return of capital of $0.71 per share for second quarter 2024, comprised of $0.30 cash DIVIDEND PER SHARE OF CLASS A COMMON STOCK and $0.41 per share of stock repurchases

Raises full year 2024 pro forma production guidance to 36,000 – 38,000 Boe/d(1) and lowers midpoint of full year 2024 cash tax guidance by $21.5 million

INcluding previously announced dj basin acquisition(2), CLOSED 7 acquisitions during second quarter 2024, adding 14,996 NRAs Across the Dj, delaware, and midland basins

DENVER, Colorado—August 7, 2024— Sitio Royalties Corp. (NYSE: STR) (“Sitio”, “STR” or the “Company”) today announced operational and financial results for the quarter ended June 30, 2024. Unless the context clearly indicates otherwise, references to “we,” “our,” “us” or similar terms refer to Sitio and its subsidiaries.

SECOND QUARTER 2024 OPERATIONAL, FINANCIAL AND ACQUISITION HIGHLIGHTS

•
Average daily production volume of 39,231 barrels of oil equivalent per day (“Boe/d”) (50% oil), an all-time high, up 11% relative to 1Q 2024 average daily production volume of 35,349 Boe/d (52% oil) and up 3% relative to pro forma 1Q 2024 average daily production volume of 37,970 Boe/d (51% oil)(1)
•
Return of capital of $0.71 per share of Class A Common Stock, comprised of a $0.30 per share cash dividend and $0.41 per share of stock repurchases; return of capital increase of $0.22 per share, or 45% relative to 1Q 2024 of $0.49 per share
•
Repurchased an aggregate 2.6 million shares of Class A Common Stock and OpCo Units at an average price of $24.50 per share/unit, including 2.0 million shares/units from previously announced privately negotiated block trade
•
In addition to the previously announced DJ Basin Acquisition(2), closed 6 acquisitions in 2Q 2024 for approximately $38.5 million, adding 2,110 NRAs (61% Permian Basin and 39% DJ Basin). The 2Q 2024 acquisitions are expected to contribute an estimated 200 Boe/d to full year 2024 production
•
Including assets acquired in 2Q 2024, estimated 8.5 net wells turned-in-line ("TIL") during the quarter, of which approximately 80% were in the Permian Basin and 13% in the DJ Basin; estimated 8.0 net wells TIL on legacy Sitio and DJ Basin Acquisition assets
•
Net income of $29.0 million, up 55% relative to 1Q 2024 net income of $18.7 million, primarily driven by $17.5 million higher oil, natural gas and natural gas liquids revenues and $9.4 million lower commodity derivatives losses, partially offset by $15.4 million of increased depreciation, depletion and amortization, interest expense and income tax expense
•
Adjusted EBITDA(3) of $151.6 million, up 12% relative to 1Q 2024 Adjusted EBITDA(3) of $135.1 million, primarily driven by higher average daily production volume and higher unhedged realized oil prices; up 6% relative to 1Q 2024 Pro Forma Adjusted EBITDA of $143.7 million(3)(4)

2Q 2024 AND PRO FORMA 1H 2024 RESULTS RELATIVE TO 2024 GUIDANCE

The table below shows second quarter 2024 and pro forma first half 2024 results relative to financial and operational guidance for 2024 that was issued on February 28, 2024.

2024 Guidance Metric	2Q 2024 Reported Results	1H 2024 Pro Forma Results(5)	Prior 2024 Full Year Guidance(6)
Average daily production (Boe/d)	39,231	38,601	35,000 – 38,000
Oil %	50%	50%	49% – 51%

Cash G&A ($ in millions)	$7.1	$14.8	$31.5 – $33.5 (annual)
Production taxes (% of royalty revenue)	7.5%	7.8%	7.5% – 9.5%
Estimated cash taxes ($ in millions)(7)	$0.9	$9.3	$30.0 – $37.0 (annual)

Chris Conoscenti, Chief Executive Officer of Sitio commented, "Our strong second quarter results are a reflection of flush production from recently completed wells on our legacy assets combined with production volumes contributed from our disciplined acquisition program. Our team continued to allocate capital towards acquisitions of high quality mineral rights with the greatest potential to generate attractive returns for our shareholders diversified across multiple basins and operators. In addition to our previously announced DJ Basin Acquisition, we closed on the acquisition of 2,110 NRAs in the Permian and DJ Basins from 6 separate transactions for approximately $38.5 million. Due to Sitio's 1H 2024 outperformance and the expected impacts from our newly acquired minerals, we are raising our full year 2024 production guidance range from 35,000 – 38,000 Boe/d to 36,000 – 38,000 Boe/d."

(1) Includes production from the DJ Basin Acquisition as if it was owned on January 1, 2024

(2) The DJ Basin Acquisition is defined as the all-cash acquisition of approximately 13,000 NRAs in the DJ Basin from an undisclosed third party that closed on April 4, 2024

(3) For definitions of non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures, please see “Non-GAAP financial measures”

(4) Includes DJ Basin Acquisition EBITDA as if it was owned on January 1, 2024

(5) Includes production from the DJ Basin Acquisition in 1Q 2024 as if it was owned on January 1, 2024

(6) Prior 2024 full year guidance issued on February 28, 2024

(7) Cash tax guidance range is based on expectations at strip pricing when guidance was issued; Estimated cash taxes for 1H 2024 Pro Forma Results represents the estimated cash taxes used in the calculation of Discretionary Cash Flow(3) and is not pro forma for the DJ Basin Acquisition for 1H 2024

UPDATED 2024 FULL YEAR FINANCIAL AND OPERATIONAL GUIDANCE

The table below includes Sitio's updated guidance for full year 2024 and includes impacts from the DJ Basin Acquisition as if the transaction had closed on January 1, 2024 for pro forma average daily production. Pro forma average daily production guidance includes an increase of 500 Boe/d at the midpoint, of which approximately 200 Boe/d is related to volumes from the 6 2Q 2024 previously unannounced acquisitions and the remainder is attributed to Sitio's legacy assets and the DJ Basin Acquisition. The midpoint of 2024 guidance for cash taxes decreased by $21.5 million based on latest estimates and includes an increase to our expected 2024 federal tax credit.

	February 28, 2024		August 7, 2024
Full Year 2024 Guidance	Low	High	Low	High	Change at Midpoint
Pro Forma Average Daily Production(1)
Pro forma average daily production (Boe/d)(1)	35,000	38,000	36,000	38,000	500
Pro forma average daily production (% oil)(1)	49%	51%	49%	51%	-

Expenses and Taxes
Cash G&A ($ in millions)	$31.5	$33.5	$31.5	$33.5	-
Production taxes (% of royalty revenue)	7.5%	9.5%	7.5%	9.5%	-
Cash taxes ($ in millions)(7)	$30.0	$37.0	$9.0	$15.0	$(21.5)

(1) Includes production from the DJ Basin Acquisition as if it was owned on January 1, 2024

(7) Cash tax guidance range is based on expectations at strip pricing when guidance was issued

OPERATOR ACTIVITY

The following table summarizes Sitio's net average daily production, net line-of-sight ("LOS") wells and net royalty acres by area. Pro forma NRAs assume that Sitio owned the DJ Basin Acquisition assets as of March 31, 2024.

	Delaware	Midland	DJ	Eagle Ford	Williston/Other	Total
Average Daily Production (Boe/d) for the three months ended June 30, 2024
As reported	20,991	7,919	5,600	4,061	660	39,231
% Oil	51%	57%	36%	56%	56%	50%

Net LOS Wells as of June 30, 2024
Net spuds	11.5	7.9	4.1	1.2	0.3	25.0
Net permits	10.6	3.5	3.0	1.7	0.3	19.1
Net LOS wells as of June 30, 2024	22.1	11.4	7.1	2.9	0.6	44.1

Net Royalty Acres (normalized to 1/8th royalty equivalent)
As reported March 31, 2024	152,761	45,366	24,973	21,077	8,206	252,383
As reported June 30, 2024	153,871	45,517	38,680	21,077	8,206	267,351

Pro forma March 31, 2024(8)	152,761	45,366	38,042	21,077	8,206	265,452
As reported June 30, 2024	153,871	45,517	38,680	21,077	8,206	267,351
Pro forma NRA increase (decrease) since March 31, 2024(9)	1,110	151	638	-	-	1,899

(8) Includes NRAs from the DJ Basin Acquisition

(9) Represents the difference from reported NRAs as of June 30, 2024 less pro forma NRAs as of March 31, 2024(8)

FINANCIAL UPDATE

Sitio's second quarter 2024 average unhedged realized prices including all expected quality, transportation and demand adjustments were $79.85 per barrel of oil, $1.01 per Mcf of natural gas and $20.32 per barrel of natural gas liquids, for a total price of $46.36 per barrel of oil equivalent ("Boe"). During the second quarter of 2024, the Company received $2.7 million in net cash settlements for commodity derivative contracts and as a result, average hedged realized prices were $80.21 per barrel of oil, $1.36 per Mcf of natural gas and $20.32 per barrel of natural gas liquids, for a total price of $47.13 per Boe. This represents a comparable $0.01 per Boe increase to hedged realized prices from the three months ended March 31, 2024.

Consolidated net income for the second quarter of 2024 was $29.0 million, which is $10.3 million, or 55% higher than consolidated net income in the first quarter of 2024. This increase was primarily driven by $17.5 million higher oil, natural gas and natural gas liquids revenues and $9.4 million lower commodity derivatives losses, partially offset by $9.2 million of increased depreciation, depletion and amortization, $4.2 million of increased interest expense and $2.1 million of increased income tax expense. For the three months ended June 30, 2024, Adjusted EBITDA was $151.6 million, up 12% compared to first quarter 2024 Adjusted EBITDA of $135.1 million largely due to higher average daily production volume and higher unhedged realized oil prices.

As of June 30, 2024, the Company had $1,060.0 million principal value of total debt outstanding (comprised of a $460.0 million drawn on Sitio's revolving credit facility and $600.0 million of senior unsecured notes) and liquidity of $406.3 million, including $16.3 million of cash and $390.0 million of remaining availability under its $850.0 million credit facility.

Sitio did not add to or extinguish any of its commodity swaps or collars during the second quarter of 2024. A summary of the Company's existing commodity derivative contracts as of June 30, 2024 is included in the table below.

	Oil (NYMEX WTI)
	2024	1H25
Swaps
Bbl per day	3,300	1,100
Average price ($/Bbl)	$82.66	$74.65
Collars
Bbl per day	—	2,000
Average call ($/Bbl)	—	$93.20
Average put ($/Bbl)	—	$60.00
	Gas (NYMEX Henry Hub)
	2024	1H25
Swaps
MMBtu per day	500	—
Average price ($/MMBtu)	$3.41	—
Collars
MMBtu per day	11,400	11,600
Average call ($/MMBtu)	$7.24	$10.34
Average put ($/MMBtu)	$4.00	$3.31

RETURN OF CAPITAL

The Company's Board of Directors declared a cash dividend of $0.30 per share of Class A Common Stock with respect to the second quarter of 2024. The dividend is payable on August 30, 2024 to the stockholders of record at the close of business on August 19, 2024. During the second quarter of 2024, the Company repurchased an aggregate 2,582,067 shares of Class A Common Stock and OpCo Units (associated Class C Common Stock was retired) at an average price of $24.50 per share/unit, representing 49% of second quarter 2024 Discretionary Cash Flow ("DCF"), or $0.41 per share. As of June 30, 2024, the Company had repurchased a total of 3.1 million shares/units, representing approximately 2% of shares outstanding prior to the Board's authorization of Sitio's $200 million share repurchase program. In total, Sitio's return of capital for the second quarter of 2024 is $0.71 per share and equates to a payout ratio of 85% of DCF.

SECOND QUARTER 2024 EARNINGS CONFERENCE CALL

Sitio will host a conference call at 8:30 a.m. Eastern on Thursday, August 8, 2024 to discuss its second quarter 2024 operating and financial results. Participants can access the call by dialing 1-833-470-1428 in the United States, or 1-404-975-4839 in other locations, with access code 292624, or by webcast at https://events.q4inc.com/attendee/523440225. Participants may also pre-register for the event via the following link: https://www.netroadshow.com/events/login?show=e84b684b&confId=67439. The conference call, live webcast, and replay can also be accessed through the Investor Relations section of Sitio’s website at www.sitio.com.

UPCOMING INVESTOR CONFERENCES

Members of Sitio's management team will be attending the Barclays 38th Annual CEO Energy-Power Conference from September 3-5, 2024, Bank of America Leveraged Finance Conference from December 2-3, 2024, Capital One Annual Energy Conference on December 10, 2024 and Mizuho Power, Energy & Infrastructure Conference from December 9-10, 2024. Any presentation materials associated with these events will be accessible through the Investor Relations section of Sitio's website at www.sitio.com.

FINANCIAL RESULTS

Production Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Production Data:
Crude oil (MBbls)	1,797	1,580	3,459	3,169
Natural gas (MMcf)	5,892	5,575	10,908	11,010
NGLs (MBbls)	791	647	1,510	1,252
Total (MBoe)(6:1)	3,570	3,156	6,787	6,256
Average daily production (Boe/d)(6:1)	39,231	34,681	37,290	34,561
Average Realized Prices:
Crude oil (per Bbl)	$79.85	$70.90	$78.29	$72.50
Natural gas (per Mcf)	$1.01	$1.53	$1.08	$2.10
NGLs (per Bbl)	$20.32	$18.63	$20.51	$20.14
Combined (per Boe)	$46.36	$42.01	$46.19	$44.46
Average Realized Prices After Effects of Derivative Settlements:
Crude oil (per Bbl)	$80.21	$74.40	$78.96	$75.78
Natural gas (per Mcf)	$1.36	$1.92	$1.44	$2.40
NGLs (per Bbl)	$20.32	$18.63	$20.51	$20.14
Combined (per Boe)	$47.13	$44.45	$47.12	$46.64

Selected Expense Metrics

	Three Months Ended June 30,
	2024	2023
Severance and ad valorem taxes	7.5%	7.8%
Depreciation, depletion and amortization ($/Boe)	$23.95	$23.52
General and administrative ($/Boe)	$3.77	$4.46
Cash G&A ($/Boe)	$1.98	$2.12
Interest expense, net ($/Boe)	$6.36	$7.34

Condensed Consolidated Balance Sheets

(In thousands except par and share amounts)

	June 30,	December 31,
	2024	2023
.	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$16,348	$15,195
Accrued revenue and accounts receivable	129,454	107,347
Prepaid assets	1,839	12,362
Derivative asset	5,547	19,080
Total current assets	153,188	153,984

Property and equipment
Oil and natural gas properties, successful efforts method:
Unproved properties	2,579,583	2,698,991
Proved properties	2,674,068	2,377,196
Other property and equipment	3,601	3,711
Accumulated depreciation, depletion, amortization, and impairment	(660,139)	(498,531)
Total property and equipment, net	4,597,113	4,581,367

Long-term assets
Deferred financing costs	9,689	11,205
Long-term derivative asset	—	3,440
Operating lease right-of-use asset	5,240	5,970
Other long-term assets	2,781	2,835
Total long-term assets	17,710	23,450

TOTAL ASSETS	$4,768,011	$4,758,801

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$27,081	$30,050
Operating lease liability	1,596	1,725
Total current liabilities	28,677	31,775

Long-term liabilities
Long-term debt	1,049,338	865,338
Deferred tax liability	252,450	259,870
Non-current operating lease liability	4,804	5,394
Other long-term liabilities	1,150	1,150
Total long-term liabilities	1,307,742	1,131,752

Total liabilities	1,336,419	1,163,527

Equity
Class A Common Stock, par value $0.0001 per share; 240,000,000 shares authorized; 82,825,703 and 82,451,397 shares issued and 80,595,566 and 82,451,397 outstanding at June 30, 2024 and December 31, 2023, respectively	8	8
Class C Common Stock, par value $0.0001 per share; 120,000,000 shares authorized; 73,771,109 and 74,965,217 shares issued and 73,718,361 and 74,939,080 outstanding at June 30, 2024 and December 31, 2023, respectively	7	8
Additional paid-in capital	1,737,960	1,796,147
Accumulated deficit	(166,416)	(187,738)
Class A Treasury Shares, 2,230,137 and 0 shares at June 30, 2024 and December 31, 2023, respectively	(54,583)	—
Class C Treasury Shares, 52,748 and 26,137 shares at June 30, 2024 and December 31, 2023, respectively	(1,265)	(677)
Noncontrolling interest	1,915,881	1,987,526
Total equity	3,431,592	3,595,274

TOTAL LIABILITIES AND EQUITY	$4,768,011	$4,758,801

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Oil, natural gas and natural gas liquids revenues	$165,516	$132,567	$313,487	$278,121
Lease bonus and other income	3,032	3,899	6,452	9,171
Total revenues	168,548	136,466	319,939	287,292

Operating expenses:
Depreciation, depletion and amortization	85,485	74,239	161,803	142,002
General and administrative	13,456	14,066	26,467	25,742
Severance and ad valorem taxes	12,433	10,344	24,459	20,803
Impairment of oil and gas properties	—	25,617	—	25,617
Total operating expenses	111,374	124,266	212,729	214,164

Net income from operations	57,174	12,200	107,210	73,128

Other income (expense):
Interest expense, net	(22,688)	(23,159)	(41,198)	(45,362)
Change in fair value of warrant liability	—	584	—	2,942
Loss on extinguishment of debt	—	—	—	(783)
Commodity derivatives gains (losses)	(607)	6,112	(10,657)	20,875
Interest rate derivative gains	—	607	—	447
Net income (loss) before taxes	33,879	(3,656)	55,355	51,247

Income tax (expense) benefit	(4,838)	683	(7,622)	(6,501)

Net income (loss)	29,041	(2,973)	47,733	44,746
Net (income) loss attributable to noncontrolling interest	(16,187)	2,177	(26,411)	(22,889)
Net income (loss) attributable to Class A stockholders	$12,854	$(796)	$21,322	$21,857

Net income (loss) per share of Class A Common Stock
Basic	$0.16	$(0.01)	$0.25	$0.26
Diluted	$0.15	$(0.01)	$0.25	$0.26

Weighted average Class A Common Stock outstanding
Basic	80,751	81,044	81,578	80,614
Diluted	80,879	81,044	81,761	80,614

Unaudited Condensed Consolidated Statements of Cash Flow

(In thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$47,733	$44,746
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	161,803	142,002
Amortization of deferred financing costs and long-term debt discount	2,603	2,793
Share-based compensation	11,307	10,106
Change in fair value of warrant liability	—	(2,942)
Loss on extinguishment of debt	—	783
Impairment of oil and gas properties	—	25,617
Commodity derivatives (gains) losses	10,657	(20,875)
Net cash received for commodity derivatives settlements	6,316	13,659
Interest rate derivative gains	—	(447)
Net cash paid for interest rate derivative settlements	—	93
Deferred tax benefit	(7,494)	(7,421)
Change in operating assets and liabilities:
Accrued revenue and accounts receivable	(22,107)	23,900
Prepaid assets	10,547	7,187
Other long-term assets	667	1,622
Accounts payable and accrued expenses	(3,487)	(7,654)
Operating lease liabilities and other long-term liabilities	(493)	(492)
Net cash provided by operating activities	218,052	232,677

Cash flows from investing activities:
Purchases of oil and gas properties, net of post-close adjustments	(177,424)	5,689
Deposits for property acquisitions	—	(17,947)
Other, net	(237)	(19)
Net cash used in investing activities	(177,661)	(12,277)

Cash flows from financing activities:
Borrowings on credit facilities	279,000	619,500
Repayments on credit facilities	(96,000)	(643,500)
Repayments on 2026 Senior Notes	—	(22,500)
Debt issuance costs	(126)	(8,196)
Distributions to noncontrolling interest	(68,402)	(91,162)
Dividends paid to Class A stockholders	(75,016)	(88,850)
Dividend equivalent rights paid	(707)	(783)
Repurchases of Class A Common Stock	(54,075)	—
Repurchases of Sitio OpCo Partnership Units (including associated Class C Common Shares)	(22,142)	—
Cash paid for taxes related to net settlement of share-based compensation awards	(1,770)	(3,379)
Net cash used in financing activities	(39,238)	(238,870)

Net change in cash and cash equivalents	1,153	(18,470)
Cash and cash equivalents, beginning of period	15,195	18,818
Cash and cash equivalents, end of period	$16,348	$348

Supplemental disclosure of non-cash transactions:
Oil and gas properties acquired through issuance of Class C Common Stock and Sitio OpCo Partnership Units:	$—	$66,526

Supplemental disclosure of cash flow information:
Cash paid for income taxes:	$2,769	$8,811
Cash paid for interest expense:	41,230	43,555

Non-GAAP financial measures

Adjusted EBITDA, Pro Forma Adjusted EBITDA, Discretionary Cash Flow, and Cash G&A are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets and their ability to sustain dividends over the long term without regard to financing methods, capital structure or historical cost basis. Sitio believes that these non-GAAP financial measures provide useful information to Sitio's management and external users because they allow for a comparison of operating performance on a consistent basis across periods.

We define Adjusted EBITDA as net income plus (a) interest expense, (b) provisions for taxes, (c) depreciation, depletion and amortization, (d) non-cash share-based compensation expense, (e) impairment of oil and natural gas properties, (f) gains or losses on unsettled derivative instruments, (g) change in fair value of the warrant liability, (h) loss on debt extinguishment, (i) merger-related transaction costs and (j) write off of financing costs.

We define Pro Forma Adjusted EBITDA for the three months ended March 31, 2024 as Adjusted EBITDA plus DJ Basin Acquisition EBITDA from January 1, 2024 to March 31, 2024 that is not included in Adjusted EBITDA for the three months ended March 31, 2024. A reconciliation of Pro Forma Adjusted EBITDA to the most directly comparable GAAP financial measure for the three months ended March 31, 2024 is available in Exhibit 99.1 of Sitio's Form 8-K filed with the SEC on May 8, 2024.

We define Discretionary Cash Flow as Adjusted EBITDA, less cash and accrued interest expense and estimated cash taxes for the three months ended June 30, 2024.

We define Discretionary Cash Flow as Adjusted EBITDA, less cash interest and cash taxes for the three months ended June 30, 2023.

We define Cash G&A as general and administrative expense less (a) non-cash share-based compensation expense, (b) merger-related transaction costs and (c) rental income.

These non-GAAP financial measures do not represent and should not be considered an alternative to, or more meaningful than, their most directly comparable GAAP financial measures or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Non-GAAP financial measures have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measure. Our computations of Adjusted EBITDA, Pro Forma Adjusted EBITDA, Discretionary Cash Flow, and Cash G&A may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for the period indicated (in thousands).

	Three Months Ended June 30,
	2024	2023
Net income (loss)	$29,041	$(2,973)
Interest expense, net	22,688	23,159
Income tax expense (benefit)	4,838	(683)
Depreciation, depletion and amortization	85,485	74,239
Impairment of oil and gas properties	—	25,617
EBITDA	$142,052	$119,359
Non-cash share-based compensation expense	6,203	5,422
Losses on unsettled derivative instruments	3,329	1,140
Change in fair value of warrant liability	—	(584)
Merger-related transaction costs	24	1,814
Adjusted EBITDA	$151,608	$127,151

The following table presents a reconciliation of Discretionary Cash Flow to the most directly comparable GAAP financial measure for the period indicated (in thousands).

	Three Months Ended June 30,
	2024	2023
Cash flow from operations	$97,312	$103,852
Interest expense, net	22,688	23,159
Income tax expense (benefit)	4,838	(683)
Deferred tax benefit	3,256	10,172
Changes in operating assets and liabilities	24,799	(9,715)
Amortization of deferred financing costs and long-term debt discount	(1,309)	(1,448)
Merger-related transaction costs	24	1,814
Adjusted EBITDA	$151,608	$127,151
Less:
Cash and accrued interest expense	21,385	24,040
Estimated cash taxes	875	8,261
Discretionary Cash Flow	$129,348	$94,850

The following table presents a reconciliation of Cash G&A to the most directly comparable GAAP financial measure for the period indicated (in thousands).

	Three Months Ended June 30,
	2024	2023
General and administrative expense	$13,456	$14,066
Less:
Non-cash share-based compensation expense	6,203	5,422
Merger-related transaction costs	24	1,814
Rental income	171	135
Cash G&A	$7,058	$6,695

About Sitio Royalties Corp.

Sitio is a shareholder returns-driven company focused on large-scale consolidation of high-quality oil & gas mineral and royalty interests across premium basins, with a diversified set of top-tier operators. With a clear objective of generating cash flow from operations that can be returned to stockholders and reinvested, Sitio has accumulated over 265,000 NRAs through the consummation of over 200 acquisitions to date. More information about Sitio is available at www.sitio.com.

Forward-Looking Statements

This news release contains statements that may constitute “forward-looking statements” for purposes of federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company's expected results of operations, cash flows, financial position and future dividends; as well as certain future plans, expectations and objectives for the Company’s operations, including statements about our return of capital framework, our share repurchase program, the implementation thereof and the intended benefits, financial and operational guidance, strategy, synergies, certain levels of production, future operations, financial position, prospects, and plans. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance, and financial condition to differ materially from our expectations and predictions. Factors that could materially impact such forward-looking statements include, but are not limited to: commodity price volatility, the global economic uncertainty and market volatility related to slowing growth, the large-scale invasion of Ukraine by Russia, the conflict in the Israel-Gaza region and continued hostilities in the Middle East including tensions with Iran, announcements of voluntary production cuts by OPEC+ and others, including OPEC's recent extensions of its voluntary production cuts, and those other factors discussed or referenced in the "Risk Factors" section of Sitio’s Annual Report on Form 10-K for the year ended December 31, 2023 and other publicly filed documents with the SEC. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Sitio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

IR contact:

Ross Wong

(720) 640–7647

IR@sitio.com